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Ocwen Financial Corporation
1675 Palm Beach Lakes Boulevard
West Palm Beach, FL 33401
NYSE Symbol:  OCN
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NEWS RELEASE:  IMMEDIATE                                          MARCH 31, 1998

OCWEN FINANCIAL ANNOUNCES AGREEMENT TO ACQUIRE SUBSTANTIALLY ALL OF THE UNITED KINGDOM OPERATIONS OF CITYSCAPE FINANCIAL

West Palm Beach, FL -- Ocwen Financial Corporation (NYSE: OCN) announced today that it had entered into definitive agreements for the acquisition of substantially all of the assets, and certain liabilities, of the United Kingdom operations of Cityscape Financial Corp. (Nasdaq SmallCap Market: CTYSC). The acquisition includes the purchase of Cityscape's UK whole loan portfolio, securitized loan residuals, and loan origination and servicing businesses for a price of approximately (pound)285 million, subject to adjustment as of closing based on an agreed upon formula (currently estimated to result in an upward or downward adjustment of approximately (pound)5 million). Closing, which is anticipated to occur in April 1998, is subject to satisfaction of a number of conditions, including obtaining rating agency consents and various substitutions in connection with the transfer of the securitized residuals and related servicing rights (which will require the consents of the trustees of the several securitizations). As a result, there can be no assurance that the transaction will be consummated.

Ocwen is a $3.1 billion financial institution headquartered in West Palm Beach, Florida. Ocwen's primary businesses are the acquisition, servicing and resolution of subperforming and nonperforming residential and commercial mortgage loans.

CERTAIN STATEMENTS CONTAINED HEREIN ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SUCH FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY REFERENCE TO A FUTURE PERIOD(S) OR BY THE USE OF FORWARD-LOOKING TERMINOLOGY, AND INCLUDE, BUT ARE NOT LIMITED TO, STATEMENTS WITH RESPECT TO THE CONSUMMATION OF THE TRANSACTION. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE INDICATED IN SUCH STATEMENTS DUE TO A VARIETY OF FACTORS, INCLUDING, BUT NOT LIMITED TO, CHANGES IN INTERNATIONAL, NATIONAL, REGIONAL OR LOCAL ECONOMIC ENVIRONMENTS, COMPETITIVE PRODUCTS AND PRICING, REGULATIONS AFFECTING FINANCIAL INSTITUTIONS OR REAL ESTATE INVESTMENT TRUSTS, GOVERNMENT FISCAL AND MONETARY POLICIES, PREVAILING INTEREST OR CURRENCY EXCHANGE RATES, ACQUISITIONS AND THE INTEGRATION OF ACQUIRED BUSINESSES, SOFTWARE INTEGRATION, DEVELOPMENT AND LICENSING, CREDIT, INTEREST RATE AND OPERATIONAL RISK MANAGEMENT, ASSET/LIABILITY MANAGEMENT, FINANCIAL AND SECURITIES MARKETS, AVAILABILITY OF, AND COSTS ASSOCIATED WITH, SOURCES OF LIQUIDITY, FACTORS INHERENT TO THE VALUATION AND PRICING OF RESIDUAL INTERESTS AND OTHER FACTORS GENERALLY UNDERSTOOD TO AFFECT THE REAL ESTATE ACQUISITION, MORTGAGE AND LEASING MARKETS AND SECURITY INVESTMENTS.


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